Exhibit 2.1

PLAN OF MERGER AND SHARE EXCHANGE

BY AND BETWEEN

AGRO CAPITAL MANAGEMENT CORP.,

A NEVADA CORPORATION

AND

APEX HOLDINGS, INC.,

A NEVADA CORPORATION

Dated as of December 29, 2020

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Articles of Merger

Schedules
Schedule A	Shareholders of Apex Holdings, Inc.
Schedule 2.1(b)	President of Apex Holdings, Inc.
Schedule 2.1(c)	Foreign Qualifications

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THIS PLAN OF MERGER AND SHARE EXCHANGE (this “Agreement”) is made and entered into as of December 29s, 2020 by and between Agro Capital Management Corp., a Nevada corporation (“ACMB”), and Apex Holdings, Inc., a Nevada corporation (“Apex Holdings”).

RECITALS

A. The Board of Directors of ACMB and Apex Holdings believe it is advisable and in the best interests of each company and their respective stockholders that ACMB acquire Apex Holdings through the merger of Apex Holdings into ACMB, upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. This Agreement contemplates a merger (the “Merger”) in a transaction that is intended to qualify, for federal income tax purposes, as a tax free merger under Section 368(a)(1)(A) of the Code (as defined below), in which the shareholders of Apex Holdings will receive capital stock of ACMB in exchange for their shares of Apex Holdings.

C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Apex Holdings shall be exchanged for shares of ACMB.

D. Following the Effective Time (defined below) the Company will initiate a 1:25 reverse split of the issued and outstanding common stock of ACMB.

E. Apex Holdings and ACMB each desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to ACMB to enter into this Agreement, all of Apex Holdings’s shareholders shall have approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

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ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Apex Holdings shall be merged into ACMB (the “Surviving Corporation” or “ACMB”) (such merger is referred to herein as the “Merger”) at the Effective Time. The “Effective Time” shall be the time at which the Articles of Merger prepared and executed in accordance with the relevant provisions of the relevant provisions of the Nevada Revised Statutes (“Nevada Law”) with respect to ACMB and Apex Holdings are filed with and accepted by the Secretary of State of the State of Nevada. The Merger shall have the effects specified in this Agreement, the Articles of Merger and the applicable provisions of Nevada Law.

1.2 Effect of the Merger.The effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Apex Holdings shall vest in ACMB, the surviving corporation, and all debts, liabilities and duties of Apex Holdings shall become the debts, liabilities and duties of ACMB.

1.3 Organizational Documents.

(a) Unless otherwise determined by ACMB prior to the Effective Time, the Articles of Incorporation of ACMB shall remain as its Articles of Incorporation after the Effective Time.

(b) Unless otherwise determined by ACMB prior to the Effective Time, the Bylaws of ACMB shall remain the Bylaws of ACMB after the Effective Time.

1.4 Directors and Officers.

(a) Directors of the Surviving Corporation. The directors of ACMB immediately after the Effective Time shall be Scott Benson and Ted Hicks to hold the office of a director of ACMB in accordance with the provisions of Nevada Law until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of ACMB. The officers of ACMB immediately after the Effective Time shall be Scott Benson, CEO, Ted Hicks, President and Secretary, and Geoffrey Lawrence, CFO, to hold office until their successors are duly elected and qualified, or until their earlier resignation or removal in accordance with the provisions of the Bylaws of ACMB.

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1.5 Effect of the Merger on the Capital Stock of the Constituent Entities.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Common Stock” shall mean shares of the common stock, par value $.001 per share, of ACMB.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which ACMB is closed for business or banking institutions located in Washington, D.C. are authorized or obligated by law or executive order to close.

“Closing Date” shall mean when all pre-conditions of the Merger under Article IV of this Agreement have been met.

“Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign

“Knowledge” or “Known” shall mean, with respect to Apex Holdings, the actual knowledge of Scott Benson.

“Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

“Merger Consideration” shall mean the issuance of two and one-half (2.5) shares of the Common Stock of ACMB for each one (1) share of Apex Holdings common stock held by each shareholder of Apex Holdings.

“Merger Shares” shall mean the shares of ACMB Common Stock.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Preferred Stock” shall mean shares of the preferred stock, par value $.00001 per share, of ACMB.

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“Related Agreements” shall mean the Articles of Merger, the Articles of Merger and all other agreements and certificates entered into by ACMB or Apex Holdings in connection with the transactions contemplated herein.

“Requisite Stockholder Vote” shall mean the affirmative vote of the holders of at least 51% of the outstanding shares of common stock of Apex Holdings.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of Apex Holdings and not material to Apex Holdings, and (iv) liens for current Taxes that are being contested in good faith.

“Subsidiary” shall mean a company controlled by a parent company through ownership of greater than 50% of its voting stock.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Apex Holdings, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, the shares of Apex Holdings common stock will be exchanged for the Merger Consideration as set forth below:

each outstanding share of Apex Holdings common stock will be converted automatically into the right to receive the Merger Consideration; and

for purposes of calculating the number of shares of ACMB Common Stock issuable to each Apex Holdings stockholder pursuant to this Section 1.6(b), all shares of Apex Holdings common stock held by each stockholder of Apex Holdings shall be aggregated on a certificate-by-certificate basis. The aggregate number of shares of ACMB Common Stock issuable to each stockholder of Apex Holdings for each share certificate shall be rounded down to the nearest whole number of shares of ACMB Common Stock, provided, however, that the maximum number of shares of ACMB Common Stock shall be issuable to stockholders of Apex Holdings.

(c) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of ACMB, Apex Holdings shall take all actions necessary to effect the transactions anticipated by this Section 1.5 under all agreements related to Apex Holdings and any other plan or arrangement of Apex Holdings (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

(d) Adjustments to ACMB Common Stock and Preferred Stock. If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of ACMB Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of ACMB or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of ACMB Common Stock to be delivered as consideration hereunder shall be appropriately adjusted so that each stockholder of Apex Holdings shall be entitled to receive at the Effective Time, in lieu of the number of shares of ACMB Common Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time.

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(e) Withholding Taxes. Apex Holdings, and on its behalf ACMB, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. The number of shares of Merger Consideration to be used to satisfy the amount required to be so deducted or withheld, if any, shall be determined by dividing such amount by fair market value of ACMB Common Stock at the Effective Time, rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.6 Surrender of Certificates.

(a) Exchange Agent. ACMB shall serve as the Exchange Agent for the Merger.

(b) Exchange Procedures. As soon as practicable, but in no event more than three (3) Business Days, following the Closing Date, ACMB shall mail a letter of transmittal on ACMB’s standard form to each Apex Holdings stockholder at the address set forth opposite each such Member’s name on Schedule A to this Agreement or as provided in the records of Apex Holdings. After receipt of such letter of transmittal and any other documents that ACMB may require in order to effect the exchange (the “Exchange Documents”), the Members will surrender the certificates representing their shares of Apex Holdings common stock transferred to ACMB (the “Apex Holdings Stock Certificates”) to the Exchange Agent together with duly completed and validly executed Exchange Documents. Upon surrender of a Apex Holdings Stock Certificate for cancellation to ACMB, or such agent or agents as may be appointed by ACMB, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Apex Holdings Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of ACMB Common Stock to which such holder is entitled pursuant to Section 1.6 hereof, and the Apex Holdings Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Apex Holdings Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of ACMB Common Stock into which such Apex Holdings Stock Certificates shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Apex Holdings Stock Certificate with respect to Apex Holdings stockholders formerly represented thereby until the holder of record of such Apex Holdings Stock Certificate shall surrender such Apex Holdings Stock Certificate and the Exchange Documents pursuant hereto.

(c) Distributions With Respect to Unexchanged Apex Holdings Stock Certificates. No dividends or other distributions declared or made after the Effective Time with respect to ACMB Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Apex Holdings common stock certificate with respect to the shares of ACMB Common Stock represented thereby until the holder of record of such Apex Holdings common stock certificate shall surrender such stock certificate. Subject to applicable law, following surrender of any such Apex Holdings stock certificate, there shall be paid to the record holder of the certificates representing whole shares of ACMB Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ACMB Common Stock.

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(d) Transfers of Ownership. If any certificate for shares of ACMB Common Stock is to be issued in a name other than that in which Apex Holdings Stock Certificate surrendered in exchange therefor is registered it will be a condition of the issuance€€ or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to ACMB or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of ACMB Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of ACMB or any agent designated by it that such tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither ACMB, ACMB, nor any party hereto shall be liable to a holder of the Apex Holdings shares of common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in Apex Holdings Stock Certificates. The shares of ACMB Common Stock issued in respect of the surrender for exchange of Apex Holdings Stock Certificates in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Apex Holdings Stock Certificates, and there shall be no further registration of transfers on the records of ACMB of Apex Holdings Stock Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Apex Holdings Stock Certificates are presented to ACMB for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates. In the event any Apex Holdings Stock Certificates shall have been lost, stolen or destroyed, ACMB shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that ACMB may, in its discretion and as a condition precedent to the issuance thereof, require the Member who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to ACMB, against any claim that may be made against ACMB with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences. ACMB and Apex Holdings (i) intend that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) shall report the Merger (if such Person has tax reporting obligations in respect thereof) as a reverse triangular merger of Apex Holdings with and into ACMB qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes, and (iii) by executing this Agreement, adopt a plan of tax-free reorganization within the meaning of Treasury Regulations Sections 1.368 2(g) and 1.368 3. However, no party hereto makes any representations or warranties regarding the tax treatment of the Merger, or any of the tax consequences relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. Each party hereto acknowledges that it is relying solely on its own tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

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1.10 Taking of Necessary Action; Further Action If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest ACMB with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Apex Holdings, ACMB and Apex Holdings and the officers and directors of ACMB and Apex Holdings are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF APEX HOLDINGS

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, however, that any information disclosed under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule where it should be reasonably apparent to ACMB to assume that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by Apex Holdings to ACMB concurrently with the execution of this Agreement (the “Apex Holdings Disclosure Schedule”) Apex Holdings hereby represents and warrants to ACMB on the date hereof and as of the Effective Time, as follows:

2.1 Organization, Qualification and Corporate Power.

Apex Holdings is duly organized, validly existing and in good standing under the laws of the State of Nevada. Apex Holdings is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Apex Holdings. Apex Holdings has the power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Apex Holdings has furnished or made available to Apex Holdings true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof (hereinafter the “Apex Holdings Charter” and “Bylaws”, respectively). Apex Holdings is not in default under or in violation of any provision of Apex Holdings Charter or Bylaws.

2.2 Capitalization.

Schedule A is incorporated into Apex Holdings Disclosure Schedule and sets forth a complete and accurate list for Apex Holdings, of all registered shareholders of Apex Holdings, indicating Apex Holdings shares of common stock held by each stockholder and their respective addresses. All shares of Apex Holdings common stock have been duly authorized and validly issued and are fully paid and nonassessable. All of Apex Holdings shares of common stock and other outstanding securities of Apex Holdings have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of Apex Holdings common stock, and there are no distributions or dividends which have accrued or been declared but are unpaid on Apex Holdings shares of common stock. All of the issued and outstanding shares of Apex Holdings common stock are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement or by Apex Holdings), and the certificates evidencing the ownership of such shares of common stock are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares of common stock which are set forth in the Bylaws.

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2.3 Authorization of Transaction.

Subject to Apex Holdings Shareholder Approval (as defined below) of the Merger and this Agreement, Apex Holdings has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding shares of Apex Holdings common stock entitled to vote on this Agreement and the Merger, voting in accordance with the laws of the State of Nevada and Apex Holdings Charter (the “Shareholder Approval”), the performance by Apex Holdings of this Agreement and the consummation by Apex Holdings of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of Apex Holdings. This Agreement has been duly and validly executed and delivered by Apex Holdings and, assuming the due authorization, execution and delivery by Apex Holdings, constitutes a valid and binding obligation of Apex Holdings, enforceable against Apex Holdings in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

2.4 Noncontravention.

Subject to receipt of Apex Holdings Shareholder Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Articles of Merger as required by the State of Nevada, neither the execution and delivery of this Agreement by Apex Holdings, nor the consummation by Apex Holdings of the transactions contemplated hereby, will: (a) conflict with or violate any provision of Apex Holdings Charter or the Bylaws; (b) require on the part of Apex Holdings any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of Apex Holdings’s participation in the transactions contemplated hereby, (ii) those required to be made by Apex Holdings, and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material Adverse Effect on Apex Holdings; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed in Section 2.4 of Apex Holdings Disclosure Schedule, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on Apex Holdings; (d) result in the imposition of any Security Interest upon any assets of Apex Holdings; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Apex Holdings, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on Apex Holdings.

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2.5 Intellectual Property.

Section 2.5 of Apex Holdings Disclosure Schedule is a true and complete list of (i) all Intellectual Property presently owned or held by Apex Holdings and (ii) any license agreements under which Apex Holdings has access to any confidential information used by Apex Holdings in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of Apex Holdings’s business as conducted and as currently proposed to be conducted by Apex Holdings. Apex Holdings owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is Apex Holdings bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. Apex Holdings has not received any communications alleging that Apex Holdings has violated or, by conducting its business as conducted and as currently proposed to be conducted by Apex Holdings, violates any Third Party Intellectual Property Rights and to Apex Holdings’s knowledge, the business as conducted and as currently proposed to be conducted by Apex Holdings will not cause Apex Holdings to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that Apex Holdings has title to Intellectual Property Rights to any Intellectual Property Rights. To Apex Holdings’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of Apex Holdings, the use of such person’s best efforts to promote the interests of Apex Holdings or Apex Holdings’s business as conducted or as currently proposed to be conducted by Apex Holdings. No prior employer of any current or former employee of Apex Holdings has any right, title or interest in the Intellectual Property and to Apex Holdings’s knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for Apex Holdings to use any inventions of any of its employees made prior to their employment by Apex Holdings.

2.6 Litigation.

(a) There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to Apex Holdings’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to Apex Holdings’s knowledge expected to be before any Governmental Entity or any arbitrator; to which Apex Holdings, any officer, director, employee or agent of Apex Holdings (in such person’s capacity as an officer, director, employee or agent of Apex Holdings and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of Apex Holdings, is threatened to be made a party.

(b) There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against Apex Holdings.

2.7 Access to Information.

Until the Closing, Apex Holdings will allow Apex Holdings and its agents reasonable access to the files, books, records and offices of Apex Holdings, including, without limitation, any and all information relating to Apex Holdings’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Apex Holdings will cause its accountants to cooperate with Apex Holdings and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

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2.8 Disclosure.

No representation or warranty by Apex Holdings contained in this Agreement, including any statement contained in Apex Holdings Disclosure Schedule or any closing document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACMB

ACMB represents and warrants to Apex Holdings that, as of the date hereof, the statements contained in this Article III are true and correct, except as set forth in the schedule provided by ACMB and attached hereto (the “ACMB Disclosure Schedule”):

3.1 Organization.

ACMB is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. ACMB is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on ACMB. ACMB has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. ACMB has furnished or made available to ACMB true and complete copies of its Certificate of Incorporation and Bylaws, each as amended and as in effect on the date hereof. ACMB is not in default under or in violation of any provision of its Certificate of Incorporation, or Bylaws, as amended.

3.2 Capitalization.

The authorized capital stock of ACMB consists of 75,000,000 shares of common stock, par value $.001 per share (“Common Stock”) of which 19,912,152 shares are issued and outstanding at or immediately prior to Closing. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of Common Stock and other securities of ACMB have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of ACMB, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of ACMB.

3.3 Authorization of Transaction.

ACMB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby by ACMB (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of ACMB. This Agreement has been duly and validly executed and delivered by ACMB and, assuming the due authorization, execution and delivery by ACMB, constitutes a valid and binding obligation of ACMB, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

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3.4 Noncontravention.

Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Articles of Merger as required by Nevada Law, neither the execution and delivery of this Agreement, nor the consummation by ACMB of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of ACMB; (b) require on the part of ACMB any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of ACMB’s participation in the transactions contemplated hereby or (ii) to be made by Apex Holdings or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material Adverse Effect on ACMB; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which ACMB is a party or by which either is bound or to which any of their assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on ACMB; (d) result in the imposition of any Security Interest upon any assets of ACMB; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ACMB or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on ACMB.

3.5 Undisclosed Liabilities.

ACMB has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since September 30, 2020 (the “ACMB Balance Sheet Date”), in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, the aggregate when combined with those shown in the Financial Statements shall not exceed $25,000, and (d) liabilities which would not have a Material Adverse Effect on ACMB.

3.6 Litigation.

There are no suits, arbitrations, actions, claims, complaints, grievances, or to ACMB’s knowledge, investigations or proceedings pending or, to ACMB’s knowledge, threatened against ACMB or its Subsidiaries that, if resolved against ACMB or its Subsidiaries could be reasonably expected to have a Material Adverse Effect on ACMB, or ACMB’s ability to consummate the transactions contemplated by this Agreement.

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3.7 Legal Compliance; Restrictions on Business Activities.

ACMB and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to ACMB or its businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on ACMB. There is no agreement, judgment, injunction, order or decree binding upon ACMB which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of ACMB, as currently contemplated by ACMB, and any acquisition of property of ACMB or the conduct of business by ACMB as currently conducted or proposed to be conducted.

3.8 Merger Shares.

The Merger Shares have been duly authorized and, when issued as a result of the Merger and pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable “blue sky” state securities laws. Assuming that all of the holders of Apex Holdings common stock are “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act, and that all such Persons have complied with all of the terms and conditions of this Agreement, the offer and sale of the Merger Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

3.9 Disclosure.

No representation or warranty by ACMB contained in this Agreement, including any statement contained in ACMB Disclosure Letter, or any closing document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

3.10 Access to Information.

Until the Closing, ACMB will allow ACMB and its agents reasonable access to the files, books, records and offices of ACMB, including, without limitation, any and all information relating to ACMB’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. ACMB will cause its accountants to cooperate with ACMB and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

3.11 Disclosure.

No representation or warranty by ACMB contained in this Agreement, including any statement contained in ACMB Disclosure Schedule or any closing document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

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ARTICLE IV

CONDITIONS TO THE MERGER

4.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the other party:

(a) this Agreement and the Merger shall have received Apex Holdings Shareholder Approval;

(b) ACMB and Apex Holdings shall be satisfied that the issuances of ACMB Common Stock in the transaction shall be exempt from registration under Section 3(a)(9) of the Securities Act;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(d) no proceeding in which ACMB and Apex Holdings shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company or Apex Holdings under any United States or state bankruptcy or insolvency law.

4.2 Conditions to Obligations of ACMB.

The obligation of ACMB to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by ACMB:

(a) this Agreement and the Merger shall have been approved and adopted by Apex Holdings shareholders;

(b) Apex Holdings shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Apex Holdings Disclosure Letter, except for any which if not obtained or effected would not have a Material Adverse Effect on Apex Holdings or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of Apex Holdings set forth in Article II shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d) Apex Holdings shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

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(e) Apex Holdings shall have delivered all documents required to be delivered to Apex Holdings on or before the Closing Date; and

(h) in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to ACMB.

4.3 Conditions to Obligations of Apex Holdings.

The obligation of Apex Holdings to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by Apex Holdings:

(a) ACMB shall have obtained all of the necessary waivers, permits, consents, approvals or other authorizations, and effected all of the filings and notices prior to the consummation of the Merger, except for any which if not obtained or effected would not have a Material Adverse Effect on ACMB or on the ability of the parties to consummate the transactions contemplated by this Agreement;

(b) ACMB shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(c) the representations and warranties of ACMB set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d) ACMB shall have delivered all documents required to be delivered to Apex Holdings on or before the Closing Date; and

(e) all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Apex Holdings.

4.4 Certain Waivers.

The parties acknowledge and agree that if a party has actual knowledge of any breach by any other party of any representation, warranty, agreement or covenant contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have irrevocably waived such breach for that particular breach only and such party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

5.1 Termination Subject to Section 5.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

by mutual agreement of Apex Holdings and ACMB;

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by ACMB if the Shareholder Written Consent shall have not been obtained by Apex Holdings and delivered to ACMB within 24 hours after the execution and delivery of this Agreement by Apex Holdings.

5.2 Effect of Termination In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ACMB, Apex Holdings, or their respective officers, directors or shareholders, if applicable.

5.3 Amendment This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

5.4 Extension; Waiver At any time prior to the Closing, ACMB, on the one hand, and Apex Holdings, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service or by electronic mail with proof of receipt, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

if to ACMB to:

Agro Capital Management Corp.

3651 Lindell Road

Suite D430

Las Vegas, Nevada 89103

Attn: Scott Benson, CEO

email: scott.benson@acmbinc.com

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with a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.,

Suite 300

Washington, D.C. 20004

Attn: Ernest M. Stern, Esq.

email: estern@culhanemeadows.com

if to Apex Holdings, to:

Apex Holdings, Inc.

2620 Regatta Drive, Suite 102

Las Vegas, NV 89128

Attn: Scott Benson, President and CEO

email: scott.benson@apexdsc.com

with a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.,

Suite 300

Washington, D.C. 20004

Attn: Ernest M. Stern, Esq.

email: estern@culhanemeadows.com

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.2 Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6.3 Entire Agreement; Assignment This Agreement, the Exhibits hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that ACMB may, upon two (2) Business Days’ prior written notice to Apex Holdings assign its rights and delegate its obligations hereunder to a wholly-owned Subsidiary as long as ACMB remains primarily liable for all of ACMB’s obligations hereunder and such assignment and/or delegation does not adversely affect the characterization of the Merger as a statutory merger of Apex Holdings with and into ACMB for federal income tax purposes.

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6.4 Severability In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.5 Other Remedies Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.6 No Third Party Beneficiaries This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, key employee, employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

6.7 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.8 Gender and Number As used in this Agreement, the masculine, feminine and neuter gender, and singular and plural number, shall be deemed to include the others wherever the context so indicates or requires.

6.9 Rules of Construction The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face (without any independent knowledge on the part of the reader regarding the matter disclosed or any reference to any underlying document) to such other representation or warranty. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

[Signature Page Follows]

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IN WITNESS WHEREOF, ACMB and Apex Holdings have caused this Agreement to be signed, all as of the date first written above.

AGRO CAPITAL MANAGEMENT CORP.

By:	/s/ Scott Benson
Name:	Scott Benson
Title:	CEO

APEX HOLDINGS, INC.

By:	/s/ Scott Benson
Name:	Scott Benson
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

FORM OF SHAREHOLDER WRITTEN CONSENT

Exhibit A

Exhibit B

FORM OF ARTICLES OF MERGER

Exhibit B

Schedule A

SHAREHOLDERS OF APEX HOLDINGS

Schedule A

Schedule 2.1(b)

OFFICERS

__________,

Schedule 2.1(b)

Schedule 2.1(c)

FOREIGN QUALIFICATIONS

Schedule 2.1(c)

APEX HOLDINGS DISCLOSURE SCHEDULE

Schedule 2.2 (Capitalization)

ACMB DISCLOSURE SCHEDULE

Section 3.2 (Capitalization)